Exhibit 10.13

AMENDMENT TO CREDIT AGREEMENT

This Amendment to Credit Agreement dated as of May 21, 2013 (this "Amendment"), by and between HAN FENG, INC., a North Carolina corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409 (the "Borrower"), and EAST WEST BANK, 535 Madison Avenue, 8th Floor New York, New York 10022 (referred to herein as the "Bank").

Recitals

Whereas, the Borrower, New Sun Wah Trading Corporation, a corporation originally formed in the State of South Carolina ("New Sun Walt"), and the Bank entered into a Credit Agreement as of January 5, 2012 (the "Credit Agreement"), providing for a credit facility from the Bank to the Borrower and New Sun Wah in the maximum principal amount of Ten Million ($10,000,000) Dollars,

Whereas, the Borrower is the successor in interest to New Sun Wah by merger of New Sun Wah into the Borrower as of March 26, 2012 pursuant to Articles of Merger filed with the Secretary of State of the State of North Carolina as of such date, the Borrower being the surviving entity after such merger and New Sun Wah being a division of the Borrower,

Whereas, the Credit Agreement refers to certain affiliates of the Borrower that have also been merged into other affiliated entities, and

Whereas, the Borrower and the Bank wish to increase the maximum principal amount of the credit facility to Twelve Million ($12,000,000) Dollars, and to amend certain terms and conditions of such credit facility, all as set forth herein,

Terms and Conditions

1.	The Credit Agreement is hereby amended by the terms and conditions set forth in this Amendment effective as of May 21, 2013, and in the event of any conflict the terms of this Amendment shall govern.

2.

Inasmuch as the Borrower is the successor in interest by merger to New Sun Wah, all references to New Sun Wah in the Credit Agreement shall be deemed a reference to the Borrower, and all references to the "Borrowers" or "each Borrower" in the Credit Agreement shall mean Han Feng, Inc., the Borrower herein.

3.	The following defmitions set forth in Annex I of the Credit Agreement are hereby amended to read as follows:

`Agreement": this Credit Agreement, as amended by Amendment to Credit Agreement between the Borrower and the Bank dated as of May 21, 2013 (the "First Atnendmene), as the same may be further amended, supplemented or otherwise modified from time to time.

"Borrowing Base": on any date, shall mean sum of (0 80% of Eligible Accounts outstanding on such date, and (ii) 50% of Eligible Inventory on such date up to a maximum value of $6,000,000, except that the aggregate amount of advances against Eligible Inventory cannot exceed the aggregate amount of advances against Eligible Accounts. The foregoing advance rates can be adjusted by the Bank at its discretion at any time and from time to time upon prior written notice to the Borrower.

"Borrowing Base Certificate": a certificate in substantially the form attached to the First Amendment as Exhibit B.

"Commitment Amount": Twelve Million ($ 12,000,000) Dollars, as such figure may be reduced from time to time pursuant to Section 1.04.

"Eligible Accounts": Accounts Receivable of the Borrower subject to a fully perfected first priority security interest in favor of the Bank pursuant to a Security Agreement and which conform to the representations and warranties contained in the Security Agreements, reduced by the amount of any returns, discounts, claims, credits and allowances of any nature and less reserves for other matters affecting the creditworthiness of account debtors owing the accounts receivable, but specifically excluding the following:

(1) bill and hold (deferred shipment) transactions,

(2) all Accounts Receivable which have not been paid in full within 90 days after the invoice date thereof

(3) all Accounts Receivable due from (i) any Affiliate of the Borrower, (ii) from an account debtor which is the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency or other analogous condition or (ii) from any Person who is, or is an Affiliate of a Family Member,

(4) all Accounts Receivable subject to a purchase money security interest or other lien in favor of any person, such as‘fioor-plan arrangements,

(5) Accounts Receivable from any government (federal, state, local or foreign) or any agency, bureau or department thereof excluding Canadian accounts or accounts that are subject to credit insurance payable to the Bank issued by an insurer acceptable to the Bank and on terms and in amounts acceptable to the Bank,

(6) contra accounts,

(7) Accounts Receivable subject to any dispute, setoff counterclaim or other claim or defense on the part of the account debtor denying liability under such Accounts Receivable in whole or in part,

(8) Accounts Receivable not payable in U.S. Dollars or which are not evidenced by an invoice or which are evidenced by an instrument or chattel paper,

(9) Accounts Receivable due, rom a customer 25% or more of whose Accounts Receivable (by dollar amount) due to Borrower are outstanding 90 days or more after the invoice date thereof

(0) Accounts receivable which are due from an account debtor with no regular place of business in the United States (unless such Accounts Receivable are secured by clean letters of credit in favor of the Borrower and in which the Bank has a fully perfected first priority security interest, are secured by letters of credit in favor of the Bank or which are assigned to the Bank or are covered by export insurance (provided that in each of the foregoing situations the letter of credit or export insurance policy, as applicable, is (x) in form and substance acceptable to the Bank and (y) issued by a bank or insurance company, as applicable, doing business in the United Stales and acceptable to the Bank) and

(1) Accounts Receivable due from an account debtor to the extent the aggregate outstanding amount of Accounts Receivable due from such account debtor and its Affiliates exceeds 25% of the aggregate amount of all Accounts Receivable due to the Borrower (but only to the extent of such excess).

"Eligible Inventory": Inventory of the Borrower subject to a fully perfected first priority security interest in favor of the Bank, valued at the lower of cost or market value, which is not on consignment from or to any third party and which conforms to the representations and warranties contained in the Security Agreements, less (1) fifteen (15%) percent of perishable goods that are part of Inventory, (2) two (2%) percent of such value to account for Inventory not saleable within 360 days from the date of acquisition or creation thereof or consisting of a type of spare part held for sale to customers in the ordinary course of business which has not been the subject of a sale for 360 days, and (3) such additional reserves as may be required by the Bank with respect to the value of Inventory that, in the Bank's reasonable determination, (a) is obsolete, (b) is damaged or defective, (c) consists of samples, displays or otherwise not of a type held for sale in the ordinary course of a Borrower's business, (d) is to be returned to suppliers, (e) is subject to any market-value declines, bill-and-hold (deferred shipment) sales, or any other adverse matters or conditions as reasonably determined by the Bank, (f) is not produced in material compliance with the applicable requirements of the Fair Labor Standards Act, (g) is not located on premises owned or leased by the Borrower in the United States of America, (1) consists of special-order and custom-made goods not saleable in the ordinary course of business, and (i) is deemed ineligible in the reasonable determination of the Bank, pk Inventory held by, or in transit to, third parties notwithstanding that such Inventory may not be subject to a fully perfected first priority security interest in favor of the Bank

"Maturity Date": April 5, 2016, or such earlier date on which all outstanding Loans shall become due and payable, whether by acceleration or otherwise.

4.

Section 1.02 of the Credit Agreement is hereby amended by adding the following sentence to the end of Section 1.02(a): "Upon the signing of the First Amendment, the Note signed and delivered with the Credit Agreement shall be replaced with a promissory note substantially in the form attached to the First Amendment as Exhibit A, which replacement note shall operate thereafter as the Note."

5.	Section 1.08 of the Credit Agreement is hereby amended to read in full as follows: 1.08. Guarantees and Deeds of Trust

(a)      All obligations of the Borrower hereunder shall be unconditionally, jointly and severally guaranteed (i) by ZHOU MIN NI and CH_AN SIN WONG (the "Individual Guarantors"), pursuant to the terms of a General Guarantee to be in form and substance satisfactory to the Bank and its counsel (as the same may be amended, supplemented or otherwise modified from time to time, the "Individual Guarantee') and (ii) by TRUSE TRUCKING INC., a North Carolina corporation (the surviving entity in a merger with G & S TRUCKING INC, a South Carolina corporation), MORNING FIRST DELIVERY, INC. , a North Carolina corporation, R & N HOLDINGS, LLC, a North Carolina limited liability company (the surviving entity in a merger with R & N COLUMBIA REALTY LLC, a South Carolina corporation), and R & N LEXINGTON, L.L.C., a North Carolina limited liability company (the "Company Guarantors" and together with the Individual Guarantor, the "Guarantors"), pursuant to the terms of General Guarantees to be in form and substance satisfactory to the Bank and its counsel (as the same may be amended, supplemented or otherwise modified from time to time, the "Company Guarantees" and together with the Individual Guarantee, the "Guarantees').

(b)      The second deed of trust in the principal amount of $1,850, 000 recorded against premises owned by such company known as 6001 West Market Street, Greensboro, North Carolina 27409, together with an adjoining undeveloped parcel of land known as 204-210 Aloe Road, Greensboro, North Carolina, given pursuant to a Company Guarantee by R & N HOLDINGS, LLC in favor of the Bank, shall be released of record by the Bank.

(c)      The separate Company Guarantee given by R & N LEXINGTON, L.L.C. in favor of the Bank shall continue to be secured by a second deed of trust in the principal amount of $1,400,000 recorded against premises owned by such company known as 303 Albemarle Street, Lexington, North Carolina 27292 (the "Albemarle Deed of Trust'), such deed of trust to be insured by title insurance to be in form and substance satisfactory to the Bank and its counsel, and such other documents related thereto as may be reasonably required by the Bank.

6.	Section 2.01(a) of the Credit Agreement is hereby amended to read in full as follows: 2.01 Interest Rate and Payment Dates

Prior to Maturity. Except as otherwise provided in Section 2.01(b), after May 21, 2013 and prior to maturity, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 0.75% in excess of the Prime Rate, but in no event less that 4.0% per annum.

7.

Section 2.02 of the Credit Agreement is hereby amended by adding the following sentence: "An additional facility fee in the sum of Twenty-One Thousand ($21,000) Dollars shall be paid to the Bank by the Borrower upon the signing of the First Amendment."

8.	Section 5.01(a) is hereby amended to read in full as follows: 5.01 Financial and Other Information

Maintain a standard system of accounting in accordance with GAAP, and furnish to the Bank:

(a) The following periodic reports and information:

within 20 calendar days after the last day of each calendar month, a Borrowing Base Certificate indicating a computation of the Borrowing Base as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(ii)   within 20 calendar days after the last day of each calendar month, an accounts receivable aging report as of the last day of such month, organized by invoice date, for each Borrower executed by an Authorized Signatory of such Borrower;

(iii)   within 20 calendar days after the last day of each calendar month, an accounts payable aging report as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(iv)   within 20 calendar days after the last day of each calendar month, an inventory report as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(v)   within 60 calendar days after the last day of each calendar quarter, a combined and combining balance sheet of the Borrowers and the Company Guarantors as at the end of such quarter, together with the related combined and combining statements of operations, stockholder's equity and cashflows for such quarter, prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved prepared and executed by an Authorized Signatory of each Borrower;

(vi)  not later than 30 calendar days after the last day of each calendar year, a report setting forth all account debtors of each Borrower as of the last day of such fiscal year; and

(vii)  not later than 90 calendar days after the last day of each calendar year, the financial projections of the Borrower, including without limitation a balance sheet and income statement for such projections.

9.	Section 6.08(b) and the definition of "Current Ratio" in Annex I are hereby deleted, and Section 6.08 (b) is hereby replaced by the following:

(b) Accounts Receivable of Affiliates.

The Borrower shall not permit the amount of the accounts receivable of its Affiliates to exceed, in the aggregate, the following amounts as determined by the Bank on a quarterly basis as of the dates specified:

Dates	Limits of Accounts Receivable
June 30, 2013	$7,500,000
Sept 30, 2013	$7,000,000
Dec. 31, 2013	$6,500, 000
March 31, 2014	$6,000,000
June 30, 2014	$5,500, 000
Sept 30, 2014 and after	$5,000,000

10.	Section 6.08(c) is hereby amended to read in full as follows: (c) Maximum Total Liabilities to E fective Tangible Net Worth.

The Borrower shall not permit the ratio of Maximum Total Liabilities to Effective Tangible Net Worth (as those terms are defined herein) at the end of each calendar quarter to be more than 3.0:1.00.

11.	Section 6.08(d) and the definition of "Net Income" in Annex I are hereby deleted.

12.	The addresses in Section 9.02 for Notices are hereby amended as follows: The Borrowers:

Han Feng, Inc.

6001 West Market Street

Greensboro, North Carolina 27409
Attention: Zhou Min Ni, CEO
Telephone: (336) 268-2080

Fax: (336) 268-2655

  The Bank:

East West Bank

535 Madison Avenue

8" Floor

New York, New York 10022

Attention: Terry Mang, Vice President
Telephone: (212) 298-3813

Fax: (212) 702-8785

0. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Credit Agreement as of the day and year first written above.

 HAN FENG, INC.

By: /s/ Zhou MinNi /s/

Name: Zhou Min Ni

Title:  Chief Executive Officer

By: /s/ Chan Sin Wong /s/

Name: Chan Sin Wong

Title: President

EAST WEST BANK

By:  /s/ Terry Mang

Name: Terry Mang

Title:  Vice President